UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 17, 2008

Date of report (Date of earliest event reported)

CBRE REALTY FINANCE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33050	30-0314655
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 Asylum Street, 37th Floor Hartford, Connecticut	06103
(Address of Principal Executive Offices)	(Zip Code)

(860) 275-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principle Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2008, CBRE Realty Finance, Inc. (the “Company”) announced that Daniel Farr, age 34, currently Manager of Financial Planning & Analysis of the Company, was promoted to the position of Chief Financial Officer, effective September 26, 2008. Mr. Farr will succeed Michael Angerthal, an Executive Vice President, Chief Financial Officer and Treasurer of the Company, who resigned from his current positions to become Chief Financial Officer of Phoenix Investment Partners, the asset management subsidiary of The Phoenix Companies, effective on September 26, 2008.

Since 2006, Mr. Farr has been responsible for the Company’s financial planning, strategic analysis and management of $1.6 billion of collateralized debt obligations. Prior to joining the Company, Mr. Farr worked at General Electric Capital Corporation (“GE Capital”) for seven years in risk and finance roles, most recently as Assistant Vice President of Risk for GE Energy Financial Services, a division of GE Capital with $12 billion in investments. From 1996 until 1999, Mr. Farr served as a Senior Tax Consultant and Auditor at Deloitte & Touche LLP. Mr. Farr received his M.B.A. from the Leonard N. Stern School of Business at New York University and received a B.S. in Accounting from the University of Connecticut. He is also a Certified Public Accountant.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2008

CBRE REALTY FINANCE, INC.

By:	/s/ Michael Angerthal

Name: Michael Angerthal
Title: Chief Financial Officer